Exhibit 99.1

ROCKY MOUNTAIN INDUSTRIALS CLOSES $23,000,000 COMMERCIAL FINANCING

Denver, Colorado (May 24, 2022) – Rocky Mountain Industrials, Inc. (RMI), Colorado’s next generation infrastructure company, announced today that it has closed a $23,000,000 commercial bank financing for the continued construction of its 620-acre Rocky Mountain Rail Park located in Adams County.

The closing of this commercial transaction, coupled with the tax-exempt municipal bond raise of $65,209,784 in 2021, solidifies RMI’s ability to activate large land parcels with heavy industrial zoning and direct availability to high-capacity rail access in the eastern Denver Metro market.

"This commercial bank financing continues our accelerated development of the project. Our rail- based infrastructure solution in Denver and the Rocky Mountain Region is progressing rapidly," said Brian Fallin, CEO of RMI. "We are pleased to start infrastructure and rail construction on the northern parcels."

RMI began construction on the properties south parcel in March 2021 and continues a phased construction approach to the rail-served northern parcels. Both rail and non-rail served sites are available for sale or lease throughout construction in 2022.

About RMI

Rocky Mountain Industrials Inc. is a materials infrastructure and distribution organization strategically positioned to serve the Mountain West.

Media Contact:

The Rose Group Elana@therosegrp.com